Exhibit 99.(d)(4)

SFN Group, Inc.
2050 Spectrum Boulevard
Ft. Lauderdale, Florida 33309

June 9, 2011

Randstad Holding nv

Diemermere 25, Diemen

P.O. Box 12600, NL-1100 AP Amsterdam

Attention: Ben Noteboom, CEO and Chairman of the Executive Board

Dear Ben:

We understand that Randstad Holding nv and its affiliates (the “Company”) may be prepared to furnish to us certain information that is confidential, proprietary or otherwise not generally available to the public to assist us in making an evaluation (the “Evaluation”) of a possible negotiated transaction involving the Company (a “Transaction”). Certain capitalized terms used herein shall have the meanings ascribed to them in Section 9 below. As a condition to, and in consideration of, the Company furnishing the Information we hereby agree as follows:

Nondisclosure of Information:  The Information will (a) be kept confidential by us and (b) not be used by us other than in connection with the Evaluation. We may, however, disclose the Information to our Representatives, but only to the extent our Representatives reasonably need to know the Information in connection with the Evaluation. We will (i) inform each of our Representatives receiving Information of the confidential nature of the Information and of this letter agreement, (ii) require our Representatives to comply with this Agreement and direct our Representatives to treat the Information confidentially and not to use it other than in connection with the Evaluation, and (iii) be responsible for any breach of or noncompliance with this letter agreement by our Representatives (including our Representatives who, subsequent to the first date of disclosure of Information hereunder, become our former Representatives, but then only to the extent of the Information previously received while serving in their respective capacities as our Representatives). Without the prior written consent of the Company, we will not, and will direct our Representatives not to, disclose to any third person (1) that the Information has been or will be made available to us or them, (2) that discussions relating to a Transaction have taken or are taking place, or (3) any other facts with respect to any such discussions (all of which in clauses (1), (2) and (3) will be deemed Information for purposes of this letter agreement). We will, at our own expense, take all commercially reasonable measures to restrain our Representatives from prohibited or unauthorized disclosure or uses of Information or breach of or noncompliance with this letter agreement.

Notice Preceding Compelled Disclosure. If we or any of our Representatives are required to disclose any Information, we will, to the extent reasonably practicable, promptly notify the Company to permit the Company, at its expense, to seek a protective order or to take other appropriate action. We will also use our commercially reasonable efforts to, and to cause our

Representatives to, cooperate as reasonably requested by the Company in the Company’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Information. If, in the absence of a protective order, we or any of our Representatives are, in the opinion of our counsel, compelled as a matter of law to disclose the Information to a third party, we may disclose to such third party only the part of such Information as is required by law to be disclosed. In such case, prior to such disclosure, we will use commercially reasonable efforts to advise and consult with the Company and its counsel as to such disclosure and the nature and wording of such disclosure, and we will use our commercially reasonable efforts to obtain confidential treatment therefor, all at the Company’s expense.

Treatment of Information. We will treat and maintain the Information in at least as protective a manner as we treat and maintain our own confidential information in the ordinary course of our business. As soon as reasonably practicable upon the Company’s written request or upon the termination of the Evaluation by us or the Company, we and our Representatives will destroy (or, if requested by the Company, return to the Company) all tangible Information, together with all copies thereof (including electronic copies and disks), that has been provided to us or our Representatives, and we and our Representatives will destroy all tangible Information prepared by us or our Representatives, provided, however, that (a) one copy of such Information prepared by us or our Representatives may be retained by us or on our behalf, subject to the terms of this letter agreement, for regulatory purposes, to satisfy professional requirements or to comply with internal policies or guidelines, which copy will be used solely for compliance purposes and accessed only by those of our personnel whose employment duties relate to such compliance purposes, and (b) neither we nor any of our Representatives will be required to expunge confidential information from ordinary course automatic computer archiving or deletion processes (provided that the foregoing will not be deemed to permit the general accessing, retrieval or use thereof). Such destruction (or return) will be confirmed in writing to the Company. We hereby acknowledge that we are aware, and that our Representatives who have or will receive any Information have been or will be advised by us, that applicable securities laws may prohibit any person who has material, non-public information from purchasing or selling securities of the company to which such information relates or from communicating the information to any other person or entity.

Public Information. This letter agreement will not apply to such portions of the Information that (a) are or become generally available to the public through no action by us or our Representatives, (b) are or become available to us on a nonconfidential basis from a source, other than the Company or its Representatives, that to our actual knowledge was not prohibited from so disclosing such portions by a contractual, legal or fiduciary obligation to the Company, (c) are independently developed or derived by us or on our behalf without violating our obligations under this letter agreement or (d) are, subject to Section 2 to the extent applicable, required to be disclosed by us or any of our Representatives by law or the rules of any securities exchange on which any of our securities are listed.

No Warranty of Accuracy. Except as may otherwise be set forth in a Definitive Agreement (as defined below), (a) we acknowledge that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Information, (b) we agree that neither the Company nor any of its Representatives will have any liability to us or our Representatives resulting from the use of the Information, (c) we acknowledge that neither the Company nor any of its Representatives has committed or is obligated to provide any specific Information, and (d) we acknowledge that the Company expressly disclaims any obligation to update the Information.

Certain Actions.

Coordination of Contacts. We acknowledge that the Company has the absolute right to determine what Information, properties and personnel it wishes to make available to us. During the course of the Evaluation, we and our Representatives will not, directly or indirectly, except with the express written consent of the Company, initiate contact for any purpose relating to the Evaluation or any Transaction with any director, officer, employee, customer or supplier of the Company or any other third party actually known to us to be related to the Company. If the Evaluation is terminated by us or by the Company, we and our Representatives will permanently cease all such contacts for any purpose relating to the Evaluation or any Transaction, whether or not previously authorized.

Survival. The provisions of this Section 6 will remain in effect for the period specified herein notwithstanding that some or all of the Information has become publicly disclosed or outdated or that any portion of this letter agreement has become inoperative as to any portion of the Information.

Notice. In the event that either party decides not to proceed with a Transaction, such party will promptly notify the other party of that decision in writing.

Certain Obligations Only on Definitive Agreement. No agreement providing for any Transaction will be deemed to exist unless and until a Definitive Agreement has been executed and delivered by us or one of our affiliates, the Company and each of the other parties thereto, and each of the parties hereto hereby irrevocably waives any claims (including breach of contract) in connection with any Transaction contemplated hereby unless and until a Definitive Agreement has been so executed and delivered and then only in accordance with the terms thereof and applicable law. Unless and until a Definitive Agreement has been so executed and delivered, none of the Company or any of its Representatives has any legal obligation to us of any kind with respect to any Transaction because of this letter agreement or any other written or oral expression with respect to any Transaction, except, in the case of this letter agreement, for the matters specifically agreed to herein. For purposes of Section 5 and this Section 7, the term “Definitive Agreement” means a definitive, written agreement providing for a Transaction that is fully executed and delivered by the parties thereto and that states it is intended to be binding, and does not include a letter of intent or any other preliminary written agreement, whether or not executed, nor does it include any other actual or purported written or oral acceptance of any offer or proposal. We will not have any claims against the Company or any of its Representatives arising out of or relating to any Transaction other than those, if any, arising under this letter agreement or as a party to a Definitive Agreement and then only in accordance with the terms hereof or thereof, as the case may be. This letter agreement does not in any manner bind us to negotiate or enter into a Definitive Agreement.

General Provisions. No failure or delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. No document or other action purporting to have been signed on behalf of or to bind any party hereto will be operative for purposes of amending, modifying or waiving any provision of this letter agreement unless it is in writing and is signed by such party or an authorized representative thereof. This letter agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall constitute a single instrument. This letter agreement will be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Monetary damages would not be a sufficient remedy for any violation of the terms of this letter agreement and, accordingly, the Company will be entitled to seek specific performance and injunctive relief as remedies for any such violation, in addition to all other remedies available at law or in equity. Each of the parties hereto consents to personal jurisdiction in any action brought in any federal or state court within the State of New York having subject matter jurisdiction in the matter for purposes of any action arising out of this letter agreement. This letter agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof. This letter agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof. References to “Sections” in this letter agreement are references to Sections of this letter agreement unless otherwise indicated.

Certain Definitions. As used in this letter agreement, (a) the terms or phrases “affiliate” and “person” (and the plurals thereof) will have the meanings ascribed to such terms under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (b) the terms “you” and the “Company” and any other words referring to the Company includes the Company and its affiliates, (c) the term “we,” “us,” and “our” includes SFN Group, Inc. and its affiliates, (d) all information (written or otherwise) that is confidential, proprietary or otherwise not generally available to the public and that is furnished to us on or after the date hereof as contemplated by this letter agreement, together with all written or electronically stored documentation prepared by us or our Representatives to the extent that is based on or reflects, in whole or in part, such information or the Evaluation is herein referred to as the “Information,” (e) any director, officer, employee, agent or representative, including any accountant, attorney, financial advisor, consultant or representative of such representative, is herein referred to as a “Representative,” and (f) the word “including” means “including, without limitation.”

Please sign and return one copy of this letter agreement to evidence your acceptance of and agreement to the foregoing, whereupon this letter agreement will become the binding obligation of each of the undersigned.

SFN Group, Inc.

			By:	/s/ Mark W. Smith
				Name:	Mark W. Smith
				Title:	Executive Vice President and CFO

Accepted and agreed to as of
the date first shown above:

Randstad Holding nv

By:	/s/ Ben Noteboom
	Name:	Ben Noteboom
	Title:	CEO and Chairman of the Executive Board